Exhibit 3.1

NEW YORK CITY REIT, INC.

ARTICLES OF AMENDMENT

New York City REIT, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Company (the “Charter”) is hereby amended to change the name of the Company to “American Strategic Investment Co.”  All references in the Charter to “New York City REIT, Inc.” are hereby changed to “American Strategic Investment Co.”

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Company, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD: These Articles of Amendment shall become effective on January 19, 2023.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer and Treasurer on this 18th day of January, 2023.

ATTEST:	NEW YORK CITY REIT, INC.

/s/ Christopher J. Masterson ____	By: /s/ Edward M. Weil, Jr.__________ (SEAL)
Name: Christopher J. Masterson	Name: Edward M. Weil, Jr.
Title: Chief Financial Officer and	Title: Chief Executive Officer and President
Treasurer